Exhibit 10.21
Compensation of Outside Directors
     Cash Compensation. Each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation as applicable:
Standing Committee Membership
•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.
Chairman Position
•	Chairman of the Board, $100,000 annually ($75,000 annually prior to January 1, 2008); and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.
Meeting Fees
•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.
Polar Board Compensation
     Eugene I. Davis, our Chairman, was elected Chairman of our subsidiary, Polar Air Cargo Worldwide, Inc. (“Polar”), on June 28, 2007. In light of his increased responsibility resulting from the assumption of this position, beginning June 28, 2007, Mr. Davis receives an annual cash retainer of $50,000 (payable quarterly) and meeting fees in respect of meetings of the Polar Board of Directors consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Except for Mr. Davis, no other person is compensated by the Company for serving as a Director of Polar.
Equity Compensation
     Restricted Shares. On August 24, 2004, each of our outside Directors serving as members of the Board at such time received a grant of 5,000 shares of Common Stock, which shares vested in equal increments over three years. On November 4, 2004, each of our outside Directors at such time received a grant of 15,000 shares of Common Stock, vesting in equal increments over three years. Mr. Bernlohr and Ms. Hallett, who each joined the Board in June 2006, each received 10,000 shares of Common Stock at such time, which shares vest in equal increments over five years. In general, any shares not yet vested are forfeited upon a termination of a director’s service as a member of the Board, subject to certain limitations and exceptions. Each of our outside Directors has all of the rights of a stockholder with respect to the Common Stock described above prior to forfeiture, if any, of such shares, including the right to vote such shares and, to the extent declared, the right to receive dividends on such shares.
     Restricted Stock Units. In May 2007, each of our Directors (other than Messrs. Erickson and Flynn) received a grant of restricted stock units for a number of shares having a value of $50,000 on the date of grant ($75,000 in the case of Mr. Davis), which shares will vest on the earlier of the date of the Annual Meeting or the one-year anniversary of the date of grant. It is anticipated that on the date of the 2008 Annual Meeting of Stockholders and on each annual meeting date thereafter, each Director (other than Mr. Flynn) will receive a grant of restricted stock units having a value (calculated based on closing price of the Common Stock on the date of grant) of $100,000 with vesting terms similar to those described above. It is expected that future annual awards to Mr. Davis will have a value of $175,000.